EXHIBITS 11.1
METROCALL HOLDINGS, INC.
STATEMENT RECOMPUTATION OF EARNINGS PER SHARE
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
(UNAUDITED)

		Predecessor Company		Reorganized Company
			January 1, to	October 8, to
			October 7, 2002	December 31, 2002

	2000	2001
Net income/loss	$(214,554)	$(612,809)	$1,276,725	$4,816
Preferred dividends	(9,816)	(10,391)	(4,855)	(2,679)
Gain on repurchased of Series B Preferred	—	—	(4,715)	—
Reorganization Item-Accretion of Liquidation Preference	—	—	—	—
Gain on Extinguishment of Preferred Stock	—	—	80,346	—
Exchange inducment on Series C Preferred	(6,308)	—	—	—

Net income/(loss) attributable to common stockholders	$(230,678)	$(623,200)	$1,347,501	$2,137

Weighted-average shares outstanding:
Shares outstanding, beginning of period	41,901	89,214	89,975	991
Shares issued to investors	18,469	—	—	—
Shares issued for exercise of stock options	418	—	—	—
Shares issued for exercise of stock warrants	965	—	—	—
Shares issued in exchange for Series C Preferred	10,453	—	—	—
Shares issued for debt retirement	4,464	—	—	—
Shares issued in employee stock purchase plan	314	761	—	—

Weighted-average shares outstanding	76,984	89,975	89,975	991

Loss per share attributable to common stockholders	$(3.00)	$(6.93)	$14.98	$2.16